Exhibit 99.1

Broadwind Energy, Inc. Announces Second Quarter 2012 Results

Diversification Efforts on Track

Highlights:

•                  Q2 sales of $56.3 million, up 43% from the prior-year quarter

•                  Orders up 37% from the prior-year quarter, with increases in Services, Towers and Weldments; Industrial gearing orders solid excluding fracking

•                  Diversification efforts accelerating: 90% of YTD orders and 37% of YTD sales to industrial customers or for installed base of wind turbines

•                  Operating expenses declined to 10% of sales from 18% in the prior-year quarter

•                  Adjusted EBITDA increased to $1.1 million from $.1 million in the prior-year quarter

•                  Q2 cash assets decline to $8.4 million reflecting $3.6 million rise in operating working capital

NAPERVILLE, Ill., August 8, 2012— Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $56.3 million for the second quarter of 2012, a 43% increase compared to $39.3 million in the second quarter of 2011.

The Company reported a net loss from continuing operations of $4.2 million or $.03 per share in the second quarter of 2012, compared to a loss of $4.4 million or $.04 per share during the second quarter of 2011. The modest improvement was primarily due to stronger operating results from the Gearing and Services segments and lower operating expenses, largely offset by $.5 million of restructuring costs and weaker Towers and Weldments segment results. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring) of $1.1 million during the second quarter of 2012, compared to adjusted EBITDA of $.1 million during the second quarter of 2011.

Peter C. Duprey, president and chief executive officer, stated, “Broadwind’s strategic transformation is progressing well, particularly in the areas of industry and customer diversification and foot-print and cost reductions. We achieved positive Adjusted EBITDA again in the second quarter, a significant increase over last year’s level, with considerable improvements in both Gearing and Services. Profitability in the quarter was hampered by the Towers business results, where utilization did not improve as expected due to inefficiencies arising from a complex wind tower production mix. Utilization began steadily climbing late in the quarter and is continuing to rise in Q3. Our Weldments business continues to show strong growth, with order intake of $8.0 million for the first half of 2012, primarily with mining customers. Gearing segment profitability has improved markedly, and order patterns remain strong in offshore oil, mining and other industrial markets. Services segment revenue growth accelerated and we are progressing towards EBITDA breakeven in this business.”

Mr. Duprey concluded, “We continue to win new customers and diversify our end-markets, with sales outside of new wind installations rising to 37% of our net revenue in the first half of the year. We are making good progress in our restructuring efforts to reduce square footage and operating costs, having reached an agreement to decrease our services footprint by more than 200,000 square feet next year. For the second half of the year, we remain focused on execution and further progressing toward sustainable profitability.”

Orders and Backlog

The company booked $30.1 million in new orders during the second quarter, an increase of 37% from the prior-year quarter. Towers and Weldments orders, which vary considerably from quarter to quarter, totaled $9.0 million, up sharply from $1.7 million during the weak prior year second quarter, mainly due to growth in industrial weldments orders. Second quarter Gearing orders totaled $15.9 million, a 5% decrease from the prior year second quarter as weaker orders for natural gas fracking equipment gearing offset solid order intake from other industrial customers. Services orders in the second quarter totaled $5.3 million, a 51% increase from the prior year second quarter. At June 30, 2012, backlog totaled $137 million, down from $164 million at March 31, 2012, partly attributable to the wind-down of a multi-year tower framework agreement which expires at the end of 2013.

Segment Results

Towers and Weldments

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $37.0 million in the second quarter of 2012, compared to $24.5 million in the second quarter of 2011. Revenue increased 51% over the prior-year quarter despite a 4% decrease in the volume of tower sections manufactured in the second quarter of 2012 compared to 2011. In the prior-year quarter, fabrication-only towers comprised 50% of the sales volume, which reduced reported revenue in that quarter by an estimated $10.5 million on a comparable basis. The 4% volume decrease in 2012 was due to manufacturing inefficiencies resulting from building four different tower types in the quarter. In order to improve efficiency, Broadwind has made adjustments to production management and flow. Weldments revenue more than doubled, contributing to higher revenue relative to last year’s quarter. Non-GAAP adjusted EBITDA for the second quarter was $1.8 million in 2012, compared to $4.1 million in 2011. Non-GAAP adjusted EBITDA decreased from last year as a result of the decrease in tower volume and a lower margin sales mix as well as operating inefficiencies resulting from the abovementioned production complexity associated with multiple tower designs. Towers and Weldments segment operating profit for the second quarter of 2012 was $.6 million, compared to $2.8 million in 2011.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $14.1 million in the second quarter of 2012, compared to $12.5 million in the second quarter of 2011. The 12% increase was due primarily to higher sales from industrial customers or for the installed base of wind, which comprised 98% of total revenue for the segment. Revenue growth was particularly strong in light of approximately $1.5 million of gearing revenue associated with the natural gas fracking industry being delayed to later quarters. Non-GAAP adjusted EBITDA for the second quarter of 2012 was $1.3 million, compared to a loss of $.4 million in the prior year second quarter, with the increase resulting from growth in higher-margin industrial sales volumes, improved productivity and lower operating expenses. The Gearing segment operating loss for the second quarter of 2012 improved to $1.6 million, versus a loss of $2.8 million in 2011, and included $.4 million in restructuring expenses associated with the manufacturing plant consolidation.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $5.7 million in the second quarter of 2012, compared with $2.4 million in the second quarter of 2011. This sharp increase in revenue was primarily the result of increased field and blade services activity, as well as new revenue derived from the company’s drivetrain service activities, which started up late in first-quarter 2011. Non-GAAP adjusted EBITDA for the second quarter improved to a loss of $.5 million, compared to a loss of $1.7 million in the prior year second quarter, as a result of higher volumes, partially offset by increased fixed costs associated with the drivetrain services expansion. Services segment operating loss in the second quarter 2012 was $1.1 million, compared to a loss of $2.1 million in the second quarter of 2011.

Corporate and Other

Corporate and other expenses totaled $1.9 million in the second quarter of 2012, compared with $2.1 million in the second quarter of 2011. The modest improvement was primarily attributable to decreases in professional service expenses and other general cost containment efforts.

On a consolidated basis, total operating expenses declined to $5.8 million, or 10% of revenue, from $7.2 million, or 18% of revenue in the prior year period.

The future income tax benefits associated with the current period loss were offset by an increase in the valuation allowance; therefore the effective federal tax rate is zero. As of the prior year-end, cumulative federal net operating loss carry-forwards totaled $136 million.

Cash and Liquidity

At June 30, 2012, cash, marketable securities and short-term investments on hand totaled $8.4 million and $2.7 million of the Company’s $10 million credit line was available.

During the quarter, operating working capital increased to $19.7 million, or 8.7% of annualized second quarter 2012 sales. The $3.6 million increase from March 31, 2012 was due to a $6.3 million increase in inventory levels primarily related to raw steel purchased to support tower production forecasts in excess of actual completions. This surplus material is expected to be drawn down during the third quarter. Working capital also rose, as expected, due to a $5.9 million run-off in customer deposits. Partly offsetting these increases was a $9.2 million increase in trade payables linked to the inventory build-up and increased activity levels. At quarter-end, debt and capitalized lease obligations totaled $14.0 million, and the company was in compliance with all covenants.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and specialty weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995—that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations, revenue growth, profitability and the business of its customers; the Company’s expectations regarding its plan to restructure its operations by consolidating its operations; the Company’s execution of its tower production schedule and the effect of such production on the Company’s inventory and working capital levels as well as the sufficiency of the Company’s working capital; the Company’s expectations regarding the state of the wind energy market, and the regulatory frameworks affecting the wind energy industry, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT:

Broadwind — John Segvich, 630.995.7137, john.segvich@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,136	$13,340
Restricted cash	230	876
Accounts receivable, net of allowance for doubtful accounts of $634 and $438 as of June 30, 2012 and December 31, 2011, respectively	23,822	25,311
Inventories, net	38,717	23,355
Prepaid expenses and other current assets	2,704	4,033
Assets held for sale	8,047	8,052
Total current assets	81,656	74,967
Property and equipment, net	83,849	87,766
Intangible assets, net	8,784	9,214
Other assets	279	944
TOTAL ASSETS	$174,568	$172,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$926	$1,566
Current maturities of long-term debt	529	636
Current portions of capital lease obligations	2,337	965
Accounts payable	34,175	17,358
Accrued liabilities	5,515	5,749
Customer deposits	8,712	17,328
Liabilities held for sale	4,333	4,833
Total current liabilities	56,527	48,435

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	4,336	4,797
Long-term capital lease obligations, net of current portions	1,538	975
Other	1,111	825
Total long-term liabilities	6,985	6,597

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 139,967,268 and 139,779,197 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	140	140
Additional paid-in capital	371,411	370,123
Accumulated deficit	(260,495)	(252,404)
Total stockholders’ equity	111,056	117,859
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,568	$172,891

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$56,311	$39,332	$110,754	$82,862
Cost of sales	54,236	36,400	106,058	77,351
Restructuring	416	—	805	—
Gross profit	1,659	2,932	3,891	5,511

OPERATING EXPENSES:
Selling, general and administrative	5,578	7,028	11,461	13,365
Intangible amortization	215	215	430	430
Restructuring	25	—	100	—
Total operating expenses	5,818	7,243	11,991	13,795
Operating loss	(4,159)	(4,311)	(8,100)	(8,284)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(238)	(296)	(500)	(569)
Other, net	247	222	610	432
Restructuring	(71)	—	(71)	—
Total other (expense) income, net	(62)	(74)	39	(137)

Net loss from continuing operations before provision for income taxes	(4,221)	(4,385)	(8,061)	(8,421)
Provision for income taxes	10	16	30	33
LOSS FROM CONTINUING OPERATIONS	(4,231)	(4,401)	(8,091)	(8,454)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(57)	—	(1,184)
NET LOSS	$(4,231)	$(4,458)	$(8,091)	$(9,638)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.03)	$(0.04)	$(0.06)	$(0.08)
Loss from discontinued operations	—	(0.00)	—	(0.01)
Net loss	$(0.03)	$(0.04)	$(0.06)	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	139,912	107,153	139,854	107,131

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,091)	$(9,638)
Loss from discontinued operations	—	1,184
Loss from continuing operations	(8,091)	(8,454)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	7,860	7,263
Stock-based compensation	1,289	830
Allowance for doubtful accounts	254	352
Common stock issued under defined contribution 401(k) plan	—	150
Loss on disposal of assets	92	139
Changes in operating assets and liabilities:
Accounts receivable	1,246	(6,165)
Inventories	(15,362)	(4,704)
Prepaid expenses and other current assets	1,526	645
Accounts payable	16,817	(3,959)
Accrued liabilities	(222)	(438)
Customer deposits	(8,607)	12,156
Other non-current assets and liabilities	832	319
Net cash used in operating activities of continuing operations	(2,366)	(1,866)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business	175	761
Purchases of available for sale securities	—	(103)
Purchases of property and equipment	(2,165)	(2,850)
Proceeds from disposals of property and equipment	87	404
Decrease in restricted cash	646	—
Net cash used in investing activities of continuing operations	(1,257)	(1,788)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lines of credit and notes payable	(1,954)	(709)
Proceeds from lines of credit and notes payable	—	43
Proceeds from sale-leaseback transactions	1,000	—
Principal payments on capital leases	(627)	(425)
Net cash used in financing activities of continuing operations	(1,581)	(1,091)

DISCONTINUED OPERATIONS:
Operating cash flows	—	(829)
Investing cash flows	—	—
Financing cash flows	—	(83)
Net cash used in discontinued operations	—	(912)

Add: Cash balance of discontinued operations, beginning of period	—	530
Less: Cash balance of discontinued operations, end of period	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,204)	(5,127)
CASH AND CASH EQUIVALENTS, beginning of the period	13,340	15,331
CASH AND CASH EQUIVALENTS, end of the period	$8,136	$10,204

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	For the Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2011	2010
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$36,995	$24,495	$72,164	$52,666
Gearing	14,063	12,509	30,096	26,062
Services	5,695	2,367	9,137	4,195
Corporate and Other	(442)	(39)	(643)	(61)
Total revenues	$56,311	$39,332	$110,754	$82,862

OPERATING (LOSS) PROFIT:
Towers and Weldments	$561	$2,773	$1,566	$5,194
Gearing	(1,632)	(2,847)	(2,753)	(5,242)
Services	(1,139)	(2,094)	(2,763)	(3,448)
Corporate and Other	(1,949)	(2,143)	(4,150)	(4,788)
Total operating loss	$(4,159)	$(4,311)	$(8,100)	$(8,284)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(4,159)	$(4,311)	$(8,100)	$(8,284)
Depreciation	3,524	3,547	6,965	6,833
Amortization	215	215	430	430
Share-based compensation and other stock payments	788	461	1,638	948
Other Income	247	222	610	432
Restructuring Expense	441	—	905	—
Adjusted EBITDA	$1,056	$134	$2,448	$359

Towers and Weldments Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Operating Profit	$561	$2,773	$1,566	$5,194
Depreciation	904	887	1,780	1,766
Share-based compensation and other stock payments	167	98	365	239
Other Income	171	338	358	485
Total Adjusted EBITDA (Non-GAAP)	$1,803	$4,096	$4,069	$7,684

Gearing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(1,632)	$(2,847)	$(2,753)	$(5,242)
Depreciation	2,164	2,291	4,327	4,598
Amortization	215	215	430	430
Share-based compensation and other stock payments	141	73	298	179
Other Income (Expense)	—	(112)	13	(191)
Restructuring Expense	441	—	848	—
Total Adjusted EBITDA (Non-GAAP)	1,329	(380)	3,163	(226)

Services Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(1,139)	$(2,094)	$(2,763)	$(3,448)
Depreciation	439	326	824	382
Share-based compensation and other stock payments	95	30	187	67
Other Income (Expense)	75	(3)	238	139
Restructuring Expense	—	—	46	—
Total Adjusted EBITDA (Non-GAAP)	$(530)	$(1,741)	$(1,468)	$(2,860)

Corporate and Other

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(1,949)	$(2,143)	$(4,150)	$(4,788)
Depreciation	17	43	34	87
Share-based compensation and other stock payments	385	260	788	463
Other Income (Expense)	1	(1)	1	(1)
Restructuring Expense	—	—	11	—
Total Adjusted EBITDA (Non-GAAP)	$(1,546)	$(1,841)	$(3,316)	$(4,239)